Exhibit 21.1

Subsidiaries of Stronghold Digital Mining, Inc.

Name of Entity	State of Organization
STRONGHOLD DIGITAL MINING HOLDINGS LLC	DELAWARE
STRONGHOLD DIGITAL MINING, INC.	DELAWARE
LIBERTY BELL FUNDING LLC	DELAWARE
EIF SCRUBGRASS, LLC	DELAWARE
PANTHER CREEK POWER OPERATING, LLC	DELAWARE
STRONGHOLD DIGITAL MINING PENN, LLC	PENNSYLVANIA
STRONGHOLD DIGITAL MINING OPERATING, LLC	DELAWARE
SCRUBGRASS POWER LLC	PENNSYLVANIA
STRONGHOLD DIGITAL MINING LLC	DELAWARE
STRONGHOLD DIGITAL MINING EQUIPMENT, LLC	DELAWARE
SCRUBGRASS RECLAMATION COMPANY, L.P.	DELAWARE
STRONGHOLD DIGITAL MINING BT, LLC	DELAWARE
STRONGHOLD DIGITAL MINING TH, LLC	DELAWARE
STRONGHOLD DIGITAL MINING HASHCO, LLC	DELAWARE
OLYMPUS PANTHER HOLDINGS, LLC	DELAWARE
PANTHER CREEK PERMITTING, LLC	DELAWARE
CLEARFIELD PROPERTIES, INC.	DELAWARE
PANTHER OP INTEREST HOLDINGS, LLC	NEW YORK
STRONGHOLD DIGITAL MINING HOSTING, LLC	DELAWARE
STRONGHOLD CARBON CAPTURE, LLC	PENNSYLVANIA